Exhibit 99.4
Property Information: seattle, washington hotel monaco seattle Acquisition Price: Location: Acquired: Rooms: Type: Built: Converted to a Hotel: $51.2M ($271K per room) Downtown Seattle, WA April 7, 2011 189 Upper Upscale, Full-Service 1969 1997 Estimated Discount to Replacement Cost: 2010 Occupancy 2010 ADR: Forward 12-Month Cap Rate (Projected EBITDA)(1) : Forward 12-Month Cap Rate (Projected NOI)(1) : Historic Performance and Valuation: (1) Based on previously disclosed forecasted net operating income after capital reserves (“NOI”) and previously disclosed 30% — 35% 81% $147 5.5% — 6.0% 4.5% — 5.0% Property Amenities: ?189 guestrooms, including 45 suites ?Over 6,000 SF of meeting space spread across 9 meeting rooms, including the 2,160-SF Paris Ballroom ?Sazerac, a 135-seat, award winning, threemeal- a-day, stand-alone restaurant and bar featuring southern style cuisine forecasted hotel earnings before interest, taxes, depreciation and amortization (“EBITDA”) Hotels Map Marker Rooms Year Opened Hotel Monaco Seattle 189 1997 Fairmont Olympic Hotel 1 450 1924 Market Highlights: Market Overview: ?Proven history of strong recovery from market downturns with a compounded annual RevPAR growth of 9.4% from 2003 through 2007 southern-?Fitness center ?Full-service business center ?On-site, below grade parking (Sazerac Restaurant) (Lobby) (Guest Room) Competitive Set: Renaissance Seattle Hotel 2 553 1978 Mayflower Park Hotel 3 160 1927 Hotel Max 4 163 1935 The Edgewater 5 223 1962 Hotel Andra 6 119 1926 W Hotel Seattle 7 424 1999 Total (excluding Hotel Monaco Seattle) 2,092 Demand Generators: ?Strong corporate environment with three Fortune 500 Companies — Headquarters of Amazon.com, g g ?Downtown Seattle has over 33 million square feet of office space ?Most populous city in the northwest United States ?Highly diverse employment base with notable concentrations in the technology, industrial and service industries 4 3 5 6 q Nordstrom and Starbucks — Five largest and highest-quality office towers within 5 blocks of the hotel ?Washington State Convention Center ?Tourism: — Seattle Waterfront — Seattle Aquarium S ttl A t M 2 1 7 ADR ($) RevPAR ($) Occupancy (%) Seattle — Downtown Sub-Market Operating Performance — Seattle Art Museum — Pioneer Square — Seattle Center ?Home of the Seattle Mariners and Seattle Seahawks (Exterior) ?Port and cruise ship terminals 65% 67% 69% 71% 73% 75% $70 $90 $110 $130 $150 $170 2000-2010 ADR CAGR: 0.6% 2000-2010 RevPAR CAGR: 0.7% Strengths Opportunities ?Strong and growing coastal market with ?Hotel NOI down approximately 50% excellent fundamentals from the prior peak ?Unique boutique product ?Comprehensive rooms renovation ?Consistently successful restaurant / bar ?Planned convention center expansion ?Seattle is a gateway city to Asia ?No new immediate hotel supply Investment Highlights: ?Significant discount to replacement cost ?Improved cash flow through asset management and best practices This summary information sheet contains certain “forward-looking” statements relating to, among other things, hotel EBITDA, and hotel net operating income after capital reserves. The forward-looking statements made are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us. Actual results could differ materially from the forward-looking statements and plans of third parties made on this summary information sheet. When we use the words “projected,” “expected,” and “estimated” or other similar expressions, we are identifying forward-looking statements. The forward-looking statements on this summary information sheet are subject to the safe harbor of the Private Securities Litigation Reform Act of 1995. All information on this sheet is as of April 7, 2011. We undertake no duty to update the informa tion to conform to actual results or changes in our expectations. For additional information, please visit our website at www.pebblebrookhotels.com.